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                                                                   EXHIBIT 10.10

                              AMENDMENT NO. 2003-1

                                       TO

          PETSMART, INC. AMENDED & RESTATED DEFERRED COMPENSATION PLAN

WHEREAS, PETsMART, Inc., a Delaware corporation (the "Company"), established the PETsMART, Inc. Amended & Restated Deferred Compensation Plan (the "Plan"), effective March 26, 2002; and

WHEREAS, all capitalized terms used herein have the meanings set forth in the Plan unless otherwise indicated in this amendment; and

WHEREAS, the Company desires to amend the Plan to (i) provide Participants with the ability to offset any annual 401(k) refund amounts, by deferring a like amount of Annual Base Salary, (ii) allow Participants to defer the amount by which a Participant's 401(k) deferrals are involuntarily reduced by the Company for any Plan Year; (iii) revise the deferral of Bonus/Incentive so that Participants may defer Bonus/Incentive that are payable to a Participant during a Plan Year; and (iv) define the Committee that is responsible for the administration of the Plan; and

WHEREAS, the Company is empowered to amend the Plan pursuant to section 11.2 of the Plan.

THEREFORE, the Company hereby amends the Plan, effective as of January 1, 2003 (the "Effective Date"), as follows:

1. The language of Section 1.3 shall be replaced in its entirety with the following language:

     1.3 "Annual Deferral Amount" shall mean the total amount that a Participant elects to have deferred, and that is deferred, in accordance with Article 3, for any one Plan Year, excluding Directors Fees payable in Stock. In the event of a Participant's Retirement, Disability (if deferrals cease in accordance with Section 8.1), death or a Termination of Employment prior to the end of a Plan Year, such year's Annual Deferral Amount shall be the actual amount withheld prior to such event.

2. The language of Section 1.11 shall be replaced in its entirety with the following language:

     1.11 "Bonus/Incentive" shall mean any cash compensation, in addition to Annual Base Salary, payable to a Participant during a Plan Year, under any Employer's bonus/incentive plans, excluding stock options.

3.   Section 3.1 shall be replaced in its entirety with the following language:

     3.1  MINIMUM AND MAXIMUM DEFERRALS.

          (a) ANNUAL BASE SALARY, BONUS/INCENTIVE AND DIRECTOR'S FEES. For each Plan Year, a Participant may elect to defer his or her Annual Base Salary, Bonus/Incentive and/or Director's Fees in the following percentages for each deferral elected:

                DEFERRAL                     MINIMUM AMOUNT      MAXIMUM
-----------------------------------------    --------------      -------
Annual Base Salary                                  2%              75%
Bonus/Incentive                                     2%             100%
Directors Fees (payable either in cash or
Stock)                                             30%             100%

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               If an election is made for less than the stated minimum amounts, or if no election is made, the amount deferred shall be zero.

          (b) ANNUAL 401(k) REFUND OFFSET AMOUNT. For each Plan Year, a Participant may elect to defer from his or her Annual Base Salary an amount equal to 100% of a Participant's elective deferrals under the 401(k) Plan that are refunded to such Participant from the 401(k) Plan in such Plan Year as a result of nondiscrimination testing; provided however, if the amount refunded to the Participant from the 401(k) Plan is not equal to a whole percentage of Annual Base Salary, then the amount to be deferred on behalf of the Participant under this Section 3.1(b) from Annual Base Salary shall be rounded up or down, using normal rounding convention, to the nearest whole percentage of Annual Base Salary. Notwithstanding anything to the contrary in this
               Section 3.1(b), (i) if no election is made or an election is made for less than an amount equal to 100% of a Participant's elective deferrals under the 401(k) Plan that are refunded to such Participant from the 401(k) Plan in such Plan Year as a result of nondiscrimination testing, or (ii) if the actual amount of the refund of a Participant's 401(k) deferrals for such Plan Year, after any rounding required by this Section 3.1(b), is less than one percent (1%) of such Participant's Annual Base Salary, the amount deferred pursuant to this Section 3.1(b) shall be zero.

          (c) ANNUAL 401(k) REDUCTION AMOUNT. For each Plan Year, a Participant may elect to defer from his or her Annual Base Salary an amount equal to 100% of the amount by which the Participant's 401(k) Plan elective deferral percentage for any Plan Year has been involuntarily reduced by the Company. This deferral, if any, shall be determined by multiplying the absolute percentage decrease in the Participant's 401(k) Plan elective deferral percentage for any Plan Year due to an involuntary reduction in such elective deferral percentage by the Company, by the Participant's remaining Annual Base Salary for the Plan Year. If an election is made for less than 100% of the amount by which a Participant's 401(k) Plan elective deferral percentage for any Plan Year has been involuntarily reduced by the Company, or if no election is made, the amount deferred for that Participant pursuant to this Section 3.1(c) shall be zero.

               For example, assume a Participant's Annual Base Salary, is $100,000. If he or she elects to defer 6% of his or her compensation into the 401(k) Plan for the Plan Year commencing January 1, 2003, but such Participant's 401(k) elective deferral percentage is reduced by the Company, effective June 1, 2003, to 3% of the Participant's compensation, the deferral amount under this section 3.1(c) would be calculated by first multiplying the absolute percentage decrease in the Participant's 401(k) Plan elective deferral percentage (i.e., 3%), by his or her remaining Annual Base Salary for the Plan Year (i.e., $100,000 x 7/12). The deferral amount for such Plan Year therefore equals $1,750.

          (b) SHORT PLAN YEAR. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, or in the case of the first Plan Year of the Plan itself, the minimum Annual Base Salary deferral shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, or in the case of the first Plan Year of the Plan itself, the maximum Annual Deferral Amount and/or Annual Stock Deferral Amount, with respect to Annual Base Salary, Bonus/Incentive and Directors Fees shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form to the Committee for acceptance.

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4.   Section 3.3 shall be replaced in its entirety with the following language:

     3.3 WITHHOLDING OF ANNUAL DEFERRAL AMOUNTS AND ANNUAL STOCK DEFERRAL AMOUNTS. For each Plan Year, the amount which the Participant has elected to defer under Section 3.1(a) which is attributable to Annual Base Salary shall be withheld from each regularly scheduled Annual Base Salary payroll period in equal amounts, as adjusted from time to time for increases and decreases in Annual Base Salary and the amount which is attributable to Bonus/Incentive and/or Directors Fees payable in cash shall be withheld at the time such Bonus/Incentive and/or Directors Fees are or otherwise would be paid to the Participant. Generally, the amount which the Participant has elected to defer under
          Section 3.1(b), if any, which is attributable to Annual Base Salary shall be withheld on a prorated basis from four (4) regularly scheduled Annual Base Salary payroll periods or such other period as the Committee deems appropriate, commencing with the first Annual Base Salary payroll period, or as soon as administratively practical, following the Participant's receipt of a forced refund of his or her prior year 401(k) deferrals. The amount which the Participant has elected to defer under Section 3.1(c), if any, which is attributable to Annual Base Salary shall be withheld on a prorated basis from the remaining regularly scheduled Annual Base Salary payroll periods remaining in the Plan Year, commencing with the first Annual Base Salary payroll period, or as soon as administratively practical, following the involuntary reduction in the Participant's 401(k) deferrals by the Company. The Annual Stock Deferral Amount shall be withheld at the time the deferred Stock is or otherwise would be paid to the Participant.

5.   Section 12.1 shall be replaced in its entirety with the following language:

     12.1 COMMITTEE DUTIES. Except as otherwise provided in this Article 12, this Plan shall be administered by a Committee, the members of which shall be appointed by the Board or its delegatee. Members of the Committee may be Participants under this Plan and/or members of the Board or a Board committee. The Committee shall have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

6. Except as specifically provided in this Amendment, the remaining provisions of the Plan, as amended, shall remain in full force and effect.

The Company has caused this Amendment to be signed by a duly authorized officer effective as of the Effective Date.

                           PETsMART, Inc.

                           By: /s/ Mauro Pinera
                               ---------------------------
                           Title: Vice President Performance Excellence and
                                  Rewards

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